Exhibit 10.1

CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT, dated as of the 20th day of April, 2020, is made by and between American Eagle Outfitters, Inc., a Delaware corporation (the “Company”) and the executive listed on the signature page (the “Executive”).

WHEREAS, the Company desires to assure continuity of management and fair treatment of its executives in the event of a possible Change in Control (as defined below) transaction; and

WHEREAS, the Company recognizes that its executives may be involved in evaluating or negotiating any offers, proposals or other transactions which could result in a Change in Control of the Company and believes that it is in the best interest of the Company and its stockholders for such executives to be in a position to be able to assess objectively and pursue aggressively the interests of the Company’s stockholders in making these evaluations and carrying on such negotiations; and

WHEREAS, the Board of Directors (the “Board”) of the Company believes it is essential to provide Executive with compensation arrangements upon a Change in Control that provide Executive with some financial security and that are competitive with those of other corporations, and in order to accomplish these objectives, the Board has authorized the Company to enter into this Agreement.

NOW THEREFORE, the parties, for good and valuable consideration and intending to be legally bound, agree as follows:

1.    Operation and Term of Agreement. This Agreement shall be effective as of the date first set forth above. This Agreement may be terminated by the Company upon 12 months’ advance written notice to Executive; provided, however, that after a Change in Control Date during the term of this Agreement, including during the 12 month period following any notice of termination, this Agreement shall remain in effect until all of the obligations of the parties under the Agreement are satisfied and the Protection Period has expired. Prior to a Change in Control Date, this Agreement shall immediately terminate upon termination of Executive’s employment or upon Executive’s ceasing to be an officer of the Company.

2.    Certain Definitions. For purposes of this Agreement, the following words and phrases shall have the following meanings:

(a)    “Cause” shall mean: (i) the Executive’s willful and continued failure substantially to perform the duties of his or her position after notice and opportunity to cure; (ii) any willful act or omission by the Executive constituting dishonesty, fraud or other malfeasance, which in any such case is demonstrably injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates; (iii) an act that constitutes misconduct resulting in a restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement within the meaning of Section 304 of The Sarbanes-Oxley Act of 2002; or (iv) a plea of guilty or no contest to or the Executive’s conviction of a felony in a court of law under the laws of the United States or any state thereof or a law substantially similar to a felony in any other jurisdiction in which the Company or a subsidiary or affiliate conducts business which materially impairs the value of the Executive’s service to the Company or any of its subsidiaries or affiliates; provided, however, that for purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by the Executive not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the Company’s best interests, and no act or failure to act shall be deemed “willful” if it results from any incapacity of the Executive due to physical or mental illness.

(b)    “Change in Control” shall mean and be deemed to have occurred if there shall occur any of the following:

(i)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, or successor provisions (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or successor provisions (“beneficial ownership”)) of more than 50% or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with subsections (v)(A), (B) and (C) below;

(ii)    During the twelve (12) month period ending on the date of the most recent acquisition, the acquisition by a Person of beneficial ownership of 30% or more of the Outstanding Company Voting Securities; provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with subsections (v)(A), (B) and (C) below;

(iii)    During the twelve (12) month period ending on the date of the most recent acquisition, the acquisition by a Person of assets of the Company having a total gross fair value equal to or more than 40% of the total gross fair market value of the Company’s assets immediately before such acquisition; provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor, or (B) any acquisition by any entity pursuant to a transaction that complies with subsections (v)(A), (B) and (C) below;

(iv)    A majority of the individuals who serve on the Board as of the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(v)    Consummation of a reorganization, merger, recapitalization, reverse stock split, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination

(including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the ultimate parent entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of more than 50% existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(vi)    Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(c)    “Change in Control Date” shall be any date during the term of this Agreement on which a Change in Control occurs.

(d)    “409A Control Change” shall mean a Change in Control that constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Code Section 409A(a)(2)(A)(v).

(e)    “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)    “Disability” shall mean a “permanent and total disability” within the meaning of Section 409A(a)(2)(c) of the Code and underlying regulations. The Company reserves the right, in good faith, to make the determination of disability under this Agreement based upon information supplied by Executive and/or his medical personnel, as well as information from medical personnel (or others) selected by the Company or its insurers.

(g)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(h)    “Good Reason” means the occurrence of any of the following after the applicable Change in Control: (i) a change in duties or responsibilities (including reporting responsibilities) that are inconsistent in any material and adverse respect with Executive’s position, duties or responsibilities; (ii) a reduction in Executive’s annual base salary or target annual bonus opportunity as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter, other than up to a 10% across the board reduction for all executives; (iii) relocation of more than 50 miles from office location on date of such Change in Control that also increases the commute from Executive’s principal residence by more than 50 miles; (iv) reduction of more than 5% in aggregate value of benefits under employee benefit plans, welfare benefit plans and fringe benefit plans in which the Executive is participating immediately prior to such Change in Control; or (v) the failure of a successor to the Company (in any transaction that constitutes a Change of Control) to assume in writing the Company’s obligations to Executive under this Agreement, if the same is not assumed by such successor by operation of law. In order to invoke a termination for Good Reason, the Executive shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (v) within 90 days following the Executive’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Executive’s “separation from service” within the meaning of Section 409A of the Code (“Separation from Service”) must occur, if at all, within 180 days following such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason.

(i)    “Protection Period” means the period beginning on the Change in Control Date and ending on the last day of the 18-month period following the Change in Control Date.

(j)    “Subsidiary” means an entity 50 percent or more of the voting securities or interests of which are owned, directly or indirectly, by the Company or which is otherwise controlled directly or indirectly by the Company.

3.    Vesting Upon Change in Control. In the event of a Change in Control, any and all equity-based compensation then held by Executive shall be treated in the manner specified in the applicable award agreements.

4.    Benefits Upon Termination Within a Protection Period. During the Protection Period, if Executive’s employment is terminated by the Company other than for Cause, Disability or other than as a result of Executive’s death, or if Executive terminates his employment for Good Reason, then the Company shall, subject to Sections 7 and 8, make the following payments to Executive:

(a)    All earned and determinable, but unpaid, current salary (other than amounts previously deferred under the Company’s deferred compensation plans) and all earned and determinable, but unused, paid time off through the date of Executive’s termination shall be paid to Executive in a lump sum in cash within ten (10) business days after the termination of Executive’s employment;

(b)    A severance amount equal to the product of (i) one and one half times (ii) the sum of (x) Executive’s annual base salary from the Company and its Subsidiaries, annualized for any partial year, in effect immediately prior to the Change in Control Date plus (y) Executive’s annual incentive cash bonus amount at target in effect immediately prior to the Change in Control Date (the “Severance Amount”) shall be paid to Executive, subject to the immediately following sentence, in a lump sum within thirty (30) days after the termination of Executive’s employment. Notwithstanding the foregoing, if the Change in Control that triggers the Protection Period is not a 409A Control Change, then any portion of the Severance Amount that would constitute a substitute payment for “nonqualified deferred compensation” within the meaning of Section 409A of the Code (e.g., severance provided under Executive’s employment agreement with the Company) shall be made in accordance with the payment schedule of the substituted “nonqualified deferred compensation” and not the payment schedule set forth herein.

(c)    A bonus amount equal to the amount of Executive’s then current annual incentive cash bonus at target prorated based on the portion of the Company’s fiscal year elapsed as of the Change in Control Date shall be paid to Executive within sixty (60) days after the termination of Executive’s employment;

(d)    Upon Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay, on Executive’s behalf, the portion of premiums of Executive’s group health insurance, including coverage for eligible dependents, that the Company paid immediately prior to the date of termination (“COBRA Payments”) for the period that Executive is entitled to coverage under COBRA, but not to exceed twelve months (“COBRA Period”). Upon becoming eligible to receive comparable coverage from a new employer, the Company will no longer be required to pay such COBRA Payments and Executive will promptly notify the Company.

5.    Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive, or other plans, practices, policies, or programs provided by the Company or any of its Subsidiaries and for which Executive may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as Executive may have under any stock option or other agreements with the Company or any of its Subsidiaries. Amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, practice, policy, or program of the Company or any of its Subsidiaries at or subsequent to the date of termination shall be payable in accordance with such plan, practice, policy, or program; provided, however, that Executive shall not be entitled to severance pay, salary continuation or benefits similar to severance pay or salary continuation above or in addition to that provided for in this Agreement under any offer letter or other individual agreement with the Company or any of its Subsidiaries, including a noncompetition agreement or plan, practice, policy, or program generally applicable to employees or group of employees of the Company or any of its Subsidiaries unless such offer letter, agreement, plan, practice, policy or program specifically references and overrides this Section 5.

6.    Full Settlement; No Obligation to Seek Other Employment; Legal Expenses. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations under this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action that the Company may have against Executive or others. Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement. The Company agrees to pay, within five (5) business days following timely written demand by Executive, all legal fees and expenses Executive may reasonably incur as a result of any dispute or contest, in which Executive prevails on at least one material item, by or with the Company or others regarding the validity or enforceability of, or liability under, any provision of this Agreement. In any such action brought by Executive for damages or to enforce any provisions of this Agreement, Executive shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of the Company’s obligations under this Agreement, in Executive’s sole discretion.

7.    Tax-Related Adjustment.

(a)    Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that (i) any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Agreement) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), and (ii) the reduction of the amounts payable to Executive under this Agreement to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide Executive with a greater after-tax amount than if such amounts were not reduced, then the amounts payable to Executive under this Agreement shall be reduced (but not below zero) to the Safe Harbor Cap. If the Payments are required to be reduced, they shall be reduced in the following order: (1) cash payments that may not be valued under Treas. Reg. § 1.280G-1, Q&A-24(c) (“24(c)”), (ii) equity-based payments that may not be valued under 24(c), (iii) cash payments that may be valued under 24(c), (iv) equity-based payments that may be valued under 24(c) and (v) other types of benefits . With respect to each category of the foregoing, such reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and next with respect to payments that are deferred compensation, in each case, beginning with payments or benefits that are to be paid the farthest in time from the determination of the Accounting Firm (as defined below). If the reduction of the amounts payable hereunder would not result in a greater after-tax result to Executive, no amounts payable under this Agreement shall be reduced pursuant to this provision. Subject to the provisions of Section 7(b) below, all other determinations required to be made under this Section 7, including whether and when a reduction in Payments is required and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Board prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive. If the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control Event, the Board shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(b)    Executive shall take any position reasonably requested by the Company on Executive’s federal income tax returns with respect to the treatment of the Payment from the Company, the payment of any Reimbursement Amount (as defined below), and the receipt of any refund or interest paid by the government to Executive as a result of a Contest (as defined below) (such position, a “Requested Position”), provided that: (i) the Company shall provide Executive with an opinion from nationally recognized accounting firm that there is “substantial authority” for the Requested Position within the meaning of Section 6662 of the Code, and (ii) the general long term or senior unsecured corporate credit rating of the Company or its successor is at least BBB- as rated by Standard & Poors and Baa3 as rated by Moody’s Investor Services at the time Executive would be required to take a Requested Position or the Company places in an escrow account or otherwise provides security reasonably requested by Executive to ensure payment to Executive of the indemnity amount that could become due to Executive pursuant to the following sentence. The Company shall indemnify Executive for any tax, penalty and interest incurred by Executive as a result of taking the Requested Position. The amount for which Executive is indemnified under the preceding sentence (the “Reimbursement Amount”) shall be computed on an after-tax basis, taking into account any income, Excise or other taxes, including interest and penalties. Executive shall keep the Company informed of all developments in any audit with respect to a Requested Position. Upon payment of the Reimbursement Amount, or (if the Reimbursement Amount is not yet payable) upon the Company’s written affirmation, in form and substance reasonably satisfactory to Executive, of the Company’s obligation to indemnify Executive with respect to the Requested Position, and provided part (ii) of the first sentence of this Section 7(b) is satisfied at such time, the Company shall be entitled, at its sole expense, to control the contest of any disallowance or proposed disallowance of a Requested Position (a “Contest”), and Executive agrees to cooperate in connection with a Contest, including, without limitation, executing powers of attorney and other documents at the reasonable request of the Company. The Reimbursement Amount shall be paid to Executive on or before the date that is ten (10) days prior to the date when Executive is legally required to remit such payment as a result of the disallowance of a Requested Position. Following payment by the Company of the Reimbursement Amount, if the Requested Position is sustained by the Internal Revenue Service or the courts, the Company shall be entitled to any resulting receipt of interest or refund of taxes, interest and penalties that were properly attributable to the Reimbursement Amount. If a Requested Position is sustained in whole or in part in a final resolution of a Contest, and if the Reimbursement Amount therefore exceeds the amount of taxes, penalties and interest payable by Executive as a result of the Requested Position (determined on an after-tax basis after taking into account payments made pursuant to the preceding sentence and this sentence), any such excess portion of the Reimbursement Amount shall be treated as a loan by the Company to Executive, which loan Executive must repay to the Company together with interest at the applicable federal rate under Section 7872(f)(2) of the Code; provided, however, that if at the time the Company is to make such payment, a loan to Executive would not be permitted under the Sarbanes-Oxley Act of 2002, as amended, because Executive continues to be an officer or director of the Company, the Company shall pursue such appeal in a manner that does not require Executive to make such excess payment to the applicable taxing authority.

(c)    To the extent requested by Executive, the Company shall cooperate with Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by Executive (including, without limitation, Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code)), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

8.    Section 409A of the Code.

(a)    The obligations under this Agreement are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception to the maximum extent permissible. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on the Executive pursuant to Section 409A of the Code.

(b)    Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that constitute nonqualified deferred compensation subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, without limitation, where applicable, the requirement that (i) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the date hereof; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible fees and expenses shall be made no later than the last day of the calendar year following the year in which the applicable fees and expenses were incurred; provided that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)    Notwithstanding anything to the contrary in this Agreement, if the Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), any payment or benefit that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to the Executive under this Agreement during the six-month period immediately following such Executive’s separation from service (as determined in accordance with Section 409A of the Code) on account of such Executive’s separation from service shall be accumulated and paid to such Executive on the first business day of the seventh month following the Executive’s separation from service (the “Delayed Payment Date”), to the extent necessary to avoid penalty taxes or accelerated taxation pursuant to Section 409A of the Code. If the Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of the Executive’s estate on the first to occur of the Delayed Payment Date or thirty (30) calendar days after the date of the Executive’s death.

9.    Confidentiality Non-solicitation and Non-disparagement Provisions.

(a)    Confidentiality. Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge, or data relating to the Company or any of its Subsidiaries, and their respective businesses, obtained by Executive during Executive’s employment by the Company or any of its Subsidiaries and that has not become public knowledge (other than by acts of Executive or Executive’s representatives in violation of this Agreement) (“Confidential Information”). After the date of termination of Executive’s employment with the Company, Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge, or data to anyone other than the Company and those designated by it. Notwithstanding the foregoing, no provision of this Agreement shall prohibit Executive from using Confidential Information to the extent necessary to exercise any legally protected whistleblower rights (including pursuant to Rule 21F under the Exchange Act). In no event shall an asserted violation of the provisions of this Section constitute a basis for deferring or withholding any amounts otherwise payable to Executive under this Agreement.

(b)    Non-Solicitation. Executive, for the eighteen (18) month period immediately following the date of termination of Executive’s employment, shall not, either on his own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or shareholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company any of its officers or employees or offer employment to any person who, on or during the six (6) months immediately preceding the date of such solicitation or offer, is or was an officer or employee of the Company; provided, however, that a general solicitation or advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Section 9(b).

(c)    Non-Disparagement. Executive agrees to not disparage or denigrate the Company or its directors, officers or employees orally or in writing. The Company agrees to use its reasonable best efforts to cause its directors, officers and managers to not disparage Executive orally or in writing. Notwithstanding this mutual, non-disparagement provision, it shall not be a violation of this provision for any person to make truthful statements when required by court order or as otherwise required by law.

(d)    Survival; Reformation. The provisions of this Section 9 shall survive the termination or expiration of this Agreement and Executive’s employment with the Company and shall be fully enforceable thereafter. If it shall be finally determined that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under the laws of any state or jurisdiction, it is the intention of the parties that such restriction may be modified or amended to render it enforceable to the maximum extent permitted by the law of that state or jurisdiction.

(e)    Remedies; Equitable Relief. Should Executive violate the non-solicitation provisions of Section 9(b), Executive will be obligated to pay back to the Company all payments received pursuant to this Agreement and the Company will have no further obligation to pay Executive any payments that may be remaining due under this Agreement. In the event that Executive breaches or threatens to breach any of the provisions of this Section 9, in addition to and without limiting or waiving any other remedies available to the Company under this Agreement, in law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain such breach or threatened breach and to enforce the provisions of this Section 9.

10.    Successors.

(a)    This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives or successor(s) in interest. Executive may designate a successor (or successors) in interest to receive any and all amounts due Executive in accordance with this Agreement should Executive be deceased at any time of payment. Such designation of successor(s) in interest shall be made in writing and signed by Executive, and delivered to the Company pursuant to Section 15(b). This Section 10(a) shall not supersede any designation of beneficiary or successor in interest made by Executive, or separately covered, under any other plan, practice, policy, or program of the Company.

(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)    The Company will require the ultimate parent of any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company or any successor and without regard to the form of transaction utilized to acquire the business or assets of the Company, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or parentage had taken place, unless such succession occurs by operation of law. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid (and any Parent of the Company or any successor) that is required by this clause to assume and agree to perform this Agreement or which otherwise assumes and agrees to perform this Agreement.

11.    Notice of Termination. Any termination of Executive’s employment by the Company or by Executive shall be communicated by Notice of Termination to the other party given in accordance with Section 15(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the date of termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 15 days after the giving of such notice).

12.    Requirements and Benefits if Executive Is Employee of Subsidiary of Company. If Executive is an employee of any Subsidiary of the Company, Executive shall be entitled to all of the rights and benefits of this Agreement as though Executive were an employee of the Company and the term “Company” shall be deemed to include the Subsidiary by whom Executive is employed. The Company guarantees the performance of its Subsidiary under this Agreement.

13.    Release of Claims. All payments under this Agreement, except for those pursuant to Section 4(a), will be contingent upon the execution of a General Release of Claims by and between Executive and the Company in the form attached as Appendix A to this Agreement. Executive shall have twenty-one days (or such longer period, not to exceed forty-five (45) days, determined by the Company) after receipt of the form of General Release of Claims to consider whether to execute the General Release of Claims and Executive may revoke the Release within seven (7) days from its execution.

14.    Dispute Resolution. All disputes, claims or controversies arising out of or in connection with this Agreement, Executive’s employment by the Company or its termination, including but not limited to those concerning workplace discrimination and all other statutory claims shall be submitted exclusively to and determined by final and binding arbitration before a single arbitrator (“Arbitrator”) of the American Arbitration Association (“AAA”) in accordance with the Association’s then current rules for the resolution of employment disputes. The parties consent to the authority of the Arbitrator, if the Arbitrator so determines, to award fees and expenses (including reasonable attorneys’ fees) in the arbitration to the Executive if the Executive prevails on at least one material item. Excluded from this agreement to arbitrate are claims Executive may have for workers’ compensation and unemployment compensation benefits, as well as claims the Company may have for injunctive relief to enforce Section 9 of this Agreement.

15.    Miscellaneous.

(a)    This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. In the event of any conflict between this Agreement and the Company’s various equity and other incentive plans pursuant to which Executive has awards outstanding as of the date of this Agreement or any other equity or incentive plan that is adopted by the Company following the date of this Agreement, the agreement or plan with the more favorable terms to Executive shall control for purposes of such conflict. This Agreement supersedes all prior oral or written promises or agreements between the parties related to the subject matter hereof. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties or their respective successors and legal representatives.

(b)    All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, in the case of the Company at 77 Hot Metal Street, Pittsburgh, PA 15203, Attention: CEO and in the case of the Executive to the last address of record at the Company for the Executive or to such other address as either party shall have furnished to the other in writing in accordance with this Section. Notice and communications shall be effective when actually received by the addressee.

(c)    Whenever reference is made in this Agreement to any specific plan or program of the Company, to the extent that Executive is not a participant in the plan or program or has no benefit accrued under it, whether vested or contingent, as of the Change in Control Date, then such reference shall be null and void, and Executive shall acquire no additional benefit as a result of such reference.

(d)    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(e)    The Company may withhold from any amounts payable under this Agreement such Federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(f)    Executive’s failure to insist upon strict compliance with any provision of this Agreement shall not be deemed to be a waiver of such provision or any other provision.

IN WITNESS WHEREOF, Executive has executed this Agreement and, pursuant to the authorization from the Board, the Company has caused this Agreement to be executed effective as of the day and year first above written.

AMERICAN EAGLE OUTFITTERS, INC.

By:	/s/ Stacy B. Siegal
Name:	Stacy B. Siegal
Title:	Executive Vice President, General Counsel

EXECUTIVE

/s/ Michael Mathias
Michael Mathias

APPENDIX A

FORM OF GENERAL RELEASE

I,                    , for good and valuable consideration, including the performance by American Eagle Outfitters, Inc., a Delaware corporation and its successors (the “Company”), of certain obligations under that certain Change in Control Agreement dated as of             , 20         between myself and the Company (the “Change in Control Agreement”), do hereby release and forever discharge as of the date hereof, the Company and all present, future and former subsidiaries, affiliates, directors, officers, agents, attorneys, insurers, shareholders, representatives and employees of the Company (including all subsidiaries, affiliates, directors, officers, agents, attorneys, insurers, shareholders, partners, representatives and employees thereof), and the successors and assigns of each of them (collectively, the “Released Parties”) to the extent provided below.

1.    Except as provided in Section 2 below, I knowingly and voluntarily release and forever discharge the Company and the other Released Parties from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, damages (however styled, including compensatory, liquidated, punitive or exemplary damages), claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (from the beginning of the world through the date of this General Release) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators, representatives or assigns, have or may have, which arise out of or are connected with my employment or association with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990, as amended; the Family and Medical Leave Act of 1993, as amended; the Civil Rights Act of 1866, as amended; the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.), as amended (“ADEA”), ; the Worker Adjustment Retraining and Notification Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; any applicable Executive Order Programs; the Fair Labor Standards Act, as amended; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). As part of the release set forth in this Section 1, I fully and forever covenant not to sue or cause to be sued the Company or any other Released Party with respect to any Claims.

2.    This General Release shall not relinquish, diminish, or in any way affect and the term “Claims” shall not include (i) any benefits under the terms of the Change in Control Agreement or any other plans or programs of the Company which are due to me, (ii) rights for indemnification as a director, officer or employee of the Company under applicable law, the Company’s certificate of incorporation or bylaws for duly approved acts taken prior to the date of this General Release, subject to the provisions thereof, (iii) rights under any director and officer insurance or similar insurance policies in effect prior to the date of this General Release or (iv) any claims that may not be waived or released. Nothing in this General Release shall be construed to prohibit me from filing a charge with the Equal Employment Opportunity Commission (“EEOC”) or Securities and Exchange Commission (“SEC”) or participating in any investigation or proceeding conducted by the EEOC or SEC, provided that, I hereby waive any and all rights to recover monetary damages or injunctive relief in my favor resulting from the prosecution of such charge or investigation or proceeding other than as prohibited by law including an award under 21F of the Securities Exchange Act of 1934.

3.    I represent that I have made no assignment or transfer of any Claims, or any other matter covered by Section 1 above. I agree that I will indemnify, defend and hold harmless the Company from any and all Claims so assigned and transferred.

4.    In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied that are released by me. I further acknowledge and agree that my separation from employment with the Company shall not serve as the basis for any Claim. I agree that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release. I therefore agree that in the event a Claim is brought seeking damages against me in violation of the terms of this General Release, or in the event a party should seek to recover against the other in any Claim brought by a governmental agency on such party’s behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending or threatened charge or complaint of the type described above as of the execution of this General Release.

5.    I agree that, by my signature below, I hereby resign from all positions, including any board memberships, related to the Company and its subsidiaries contemporaneously with the execution of this General Release.

6.    I understand that this General Release embodies the complete agreement and understanding among the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

7.    Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

8.                This General Release shall be binding in all respects upon, and shall inure to the benefit of, the heirs, successors and assigns of the parties hereto; provided that I acknowledge that I may not assign my rights under the this General Release without the prior written consent of the Company. I agree, upon reasonable request of the Company, to execute, acknowledge and deliver any additional instrument or documents that may be reasonably required to carry out the intentions of this General Release. This General Release may be executed in counterparts and facsimile signatures shall be originals for all purposes.

9.    I agree that this General Release shall be interpreted and construed in accordance with the laws of the Commonwealth of Pennsylvania and that any disputes arising under this General Release or by any asserted breach of it, or from the employment relationship between the Company and Executive, shall be litigated in the state or federal courts in Pennsylvania and I consent to such jurisdiction.

10.    I acknowledge that I have been informed of the following:

a.    I represent and acknowledge that I am waiving any and all rights or claims that I may have arising under the ADEA;

b.    I represent and acknowledge that I have been informed of my right to consult with an attorney before executing this General Release;

c.    I know and understand that I am not waiving any rights or claims that may arise after the date this release is executed;

d.    I know and understand that in exchange for the General Release, I am receiving consideration in addition to any consideration to which I am already entitled;

e.    BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND ACKNOWLEDGE THAT I HAVE BEEN INVITED AND ADVISED TO CONSULT AN ATTORNEY BEFORE SIGNING THIS DOCUMENT. I acknowledge and understand that I have been given a period of at least twenty-one (21) days in which to consider the terms of the release provided to me; and

f.    I understand that I have the right to revoke this General Release at any time within seven (7) days after signing this General Release, by providing written notice to the following address: American Eagle Outfitters, Inc. 77 Hot Metal Street, Pittsburgh, PA 15203, Attention: General Counsel, and that, upon such revocation, this General Release will not have any further legal force and effect. I further understand and agree that this General Release shall not become effective or enforceable until this seven day revocation period has expired provided that I have not revoked it during the revocation period.

By signing this General Release, I further represent and agree that:

(i)    I have read it carefully;

(ii)    I understand all of its terms and know that I am giving up important rights, including but not limited to, rights under ADEA, Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990, as amended; and the Employee Retirement Income Security Act of 1974, as amended;

(iii)     I voluntarily consent to everything in this General Release;

(iv)    I have been advised to consult with an attorney before executing this General Release and I have done so or, after careful reading and consideration I have chosen not to do so of my own volition;

(v)    I have signed this General Release knowingly and voluntarily and with the advice of any counsel retained to advise me with respect to this General Release;

(vi)    I agree that the provisions of this General Release may not be amended, waived, changed or modified except by an instrument in writing signed by an authorized representative of the Company and by me.

DATE: , 20
[Executive]